REMAX Premier Realty

6998 NW Hwy 27

Suite 106

Ocala, FL. 34482

Phone: 352-671-7653, Fax: 352-671-5384
Commercial Contract FLORIDA ASSOCIATION OF REALTORS

1. PURCHASE AND SALE:

Tyler Allen

("Buyer") agrees to buy and

LHTW Properties Inc.

("Seller") agrees to sell the property described as: Street Address:

5604 Heritage Blvd. Wildwood Florida, 34785 "Known as Wildwood Estates"

Legal Description:

See attached, Also subject to further confirmation by the title insurance company commitment of title.

and the following Personal Property:

All Equipment owned by Seller used at location. List to be attached before closing

(all collectively referred to as the "Property") on the terms and conditions set forth below The "Effective Date" of this Contract is the date on which the last of the Parties signs the latest offer. Time is of the essence in this Contract. Time periods of 5 days or less will be computed without including Saturday, Sunday, or national legal holidays and any time period ending on a Saturday, Sunday or national legal holiday will be extended until 5:00 p.m. of the next business day.
2.	PURCHASE PRICE:		$2,400,000.00
	(a) Deposit held in escrow by Remax Escrow Account		$30,000.00
	(b) Additional deposit to be made within 31 days from Effective Date		$30,000.00
	(c) Total mortgages (as referenced in Paragraph 3)	$	n/a
	(d) Other:: n/a	$	n/a
	(e) Balance to close, subject to adjustments and prorations, to be made with cash, locally drawn certified or cashier's check or wire transfer.		$2,340,000.00

3. THIRD PARTY FINANCING: Within n/a days from Effective Date ("Application Period'), Buyer will, at Buyer's expense, expense, apply for third party financing in the amount of $ n/a. or n/a of the purchase price to be amortized over a period of n/a years and due in no less than n/a years and with a fixed interest rate not to exceed n/a % per year or variable interest rate not to exceed n/a % at origination with a lifetime cap not to exceed n/a % from initial rate, with additional terms as follows: n/a

Buyer will pay for the mortgagee title insurance policy and for all loan expenses. Buyer will timely provide any and all credit, employment, financial and other information reasonably required by any lender. Buyer will notify Seller immediately upon obtaining financing or being rejected by a lender. If Buyer , after diligent effort, fails to obtain a written commitment within 31 days from Effective Date ("Financing Period"), Buyer, or Seller, may cancel the Contract by giving prompt notice to Seller or Buyer as the case may be and Buyers deposit(s) will be returned to Buyer in accordance with Paragraph 9.

4. TITLE: Seller has the legal capacity to and will convey marketable title to the Property by [X] statutory warranty deed [ ] other, n/a free of liens, easements and encumbrances of record or known to Seller, but subject to property taxes for the year of closing; covenants, restrictions and public utility easements of record; and (list any other matters to which title will be subject)
See permitted exceptions (Schedule "A")	/s/ signed

provided there exists at closing no violation of the foregoing and none of them prevents Buyer's intended use of the Property as Mobile home or home community as present use.	/s/ TA

(a) Evidence of Title: Seller will, at (check one) [X] Seller's [ ] Buyers expense and within 10 days after expiration of due diligence period, deliver to Buyer

(check one)

[X] a title insurance commitment by a Florida licensed title insurer and, upon Buyer recording the deed, an owner's policy in the amount of the purchase price for fee simple title subject only to exceptions stated above.

[ ] an abstract of title, prepared or brought current by an existing abstract firm or certified as correct by an existing firm. However, if such an abstract is not available to Seller , then a prior owner's tile policy acceptable to the proposed insurer as a base for reissuance of coverage. The prior policy will include copies of all policy exceptions and an update in a format acceptable to Buyer from the policy effective date and certified to Buyer or Buyer's closing agent together with copies of all documents recited in the prior policy and in the update.

(b) Title Examination: Buyer will, within 15 days from receipt of the evidence of title deliver written notice to Seller of title defects. Title will be deemed acceptable to Buyer if (1) Buyer fails to deliver proper notice of defects or (2) Buyer delivers proper written notice and Seller cures the defects within 15 days from receipt of the notice ("Curative Period"). If the defects are cured within the Curative Period, closing will occur within 10 days from receipt by Buyer of notice of such curing. Seller may elect not to cure defects if Seller reasonably believes any defect cannot be cured within the Curative Period. If the defects are not cured within the Curative Period, Buyer will have 10 days from receipt of notice of Seller's inability to cure the defects to elect whether terminate this Contract or accept title subject to existing defects and close the transaction without reduction in purchase price. The party who pays for the evidence of title will also pay related title service fees including title and abstract charges and title examination.

(c) Survey: (check applicable provisions below)

[ ] Seller will, within n/a days from Effective Date, deliver to Buyer copies of prior surveys, plans, specifications, and engineering documents, if any, and the following documents relevant to this transaction:

n/a

prepared for Seller or in Sellers possession, which show all currently existing structures.

[X] Buyer will, at [ ] Sellers [X] Buyer's expense and within the time period allowed to deliver and examine title evidence. obtain a current certified survey of the Property from a registered surveyor. If the survey reveals encroachments on the Property or that the improvements encroach on the lands of another, [X] Buyer will accept the Property with existing encroachments [ ] such encroachments will constitute a title defect to be cured within the Curative Period.

(d) Ingress and Egress: Seller warrants that the Property presently has ingress and egress.

(e) Possession: Seller will deliver possession and keys for all locks and alarms to Buyer at closing.

5. CLOSING DATE AND PROCEDURE: This transaction will be closed in Sumter or Marion County, Florida on or before the June 06, 2003 or within n/a days from Effective Date ("Closing Date'), unless otherwise extended herein. [X] Seller [ ] Buyer will designate the dosing agent. Buyer and Seller will, within n/a days from Effective Date, deliver to Escrow Agent signed instructions which provide for closing procedure. If an institutional lender is providing purchase funds, lender requirements as to place, time of day, and closing procedures will control over any contrary provisions in this Contract.

(a) Costs: Buyer will pay taxes and recording fees on notes, mortgages and financing statements and recording fees for the deed. Seller will pay taxes on the deed and recording fees for documents needed to cure title defects. If Seller is obligated to discharge any encumbrance at or prior to closing and fails to do so, Buyer may use purchase proceeds to satisfy the encumbrances.

(b) Documents: Seller will provide the deed, bill of sale, mechanic's lien affidavit, assignments of leases, updated rent roll, tenants and lender estoppel letters, assignments of permits and licenses, corrective instruments and letters notifying tenants of the change in ownership/rental agent. If any tenant refuses to execute an estoppel letter, Seller will certify that information regarding the tenant's lease is correct. If Seller is a corporation, Seller will deliver a resolution of its Board of Directors' authorizing the sale and delivery of the deed and certification by the corporate Secretary certifying the resolution and setting authorizing the sale and delivery the deed and certification by the corporate Secretary certifying the resolution and setting forth facts showing the conveyance conforms with the requirements of local law. Seller will transfer security deposits to Buyer. Buyer will provide the dosing statement, mortgages and notes, security agreements and financing statements.

(c) Taxes, Assessments, and Prorations: The following items will be made current and prorated [X] as of Closing Date [ ] as of n/a; real estate taxes, bond and assessment payments assumed by Buyer, interest, rents, association dues, insurance premiums acceptable to Buyer, operational expenses and see attached items "B".

If the amount of taxes and assessments for the current year cannot be ascertained, rates for the previous year will be used with due allowance being made for improvements and exemptions. Seller is aware of the following assessments affecting or potentially affecting the Property. Pending litigation as defined in the addendum.

Buyer will be responsible for all assessments of any kind which become due and owing on or after Effective Date, unless the improvement is substantially completed as of Closing Date, in which case Seller will be obligated to pay the entire assessment.

(d) FIRPTA Tax Withholding: The Foreign Investment in Real Property Act ("FIRPTA:') requires Buyer to withhold at closing a portion of the purchase proceeds for remission to the Internal Revenue Service ('I.R.S.') if Seller is a "foreign person" as defined by the Internal Revenue Code. The parties agree to comply with the provisions of FIRPTA and to provide, at or prior to closing, appropriate documentation to establish any applicable exemption from the withholding requirement. If withholding is required and Buyer does not have cash sufficient at closing to meet the withholding requirement Seller will provide the necessary funds and Buyer will provide proof to Seller that such funds were properly remitted to the I.R.S.

6. ESCROW: Buyer and Seller authorize REMAX Premier Realty Escrow account, a Florida real estate company

Telephone: 352-732-3222 Facsimile: 352-352-3229 Address: 2300 S. Pine Ave, Ocala, FL. 34471

n/a to act as "Escrow Agent" to receive funds and other items and, subject to clearance, disburse them in accordance with the terms of this Contract. Escrow Agent will deposit all funds received in [X] a non-interest bearing escrow account [ ] an interest bearing escrow account with interest accruing to n/a with interest disbursed (check one) [ ] at closing [ ] at n/a intervals. If Escrow Agent receives conflicting demands or has a good faith doubt as to Escrow Agent's duties or liabilities under this Contract, he/she may (a) hold the subject matter of the escrow until the parties mutually agree to its disbursement or until issuance of a court order or decision of arbitrator determining the parties' rights regarding the escrow or (b) deposit the subject matter of the escrow with the clerk of the circuit court having jurisdiction over the dispute. Upon notifying the parties of such action, Escrow Agent will be released from all liability except for the duty to account for items previously delivered out of escrow. If a licensed real estate broker, Escrow Agent will comply with applicable provisions of Chapter 475, Florida Statutes. In any suit or arbitration in which Escrow Agent is made a party because of acting as agent hereunder or interpleads the subject matter of the escrow, Escrow Agent will recover reasonable attorneys' fees and costs at all levels, with such fees and costs to be paid from the escrowed funds or equivalent and charged and awarded as court or other costs in favor of the prevailing party. The parties agree that Escrow Agent will not be liable to any person for rnisdelivery to Buyer or Seller of escrowed items, unless the misdelivery is due to Escrow Agent's wilful breach of this Contract or gross negligence.

7. PROPERTY CONDITION: Seller will deliver the Property to Buyer at the time agreed in its present "as is" condition, ordinary wear and tear excepted, and will maintain the landscaping and grounds in a comparable condition. Seller makes no warranties other than marketability of title. By accepting the Property "as is," Buyer waives all claims against Seller for any defects in the property. (Check (a) or (b) )

[ ] (a) As Is: Buyer has inspected the Property or waives any right to inspect and accepts the Property in its "as is" condition.

[X] (b) Due Diligence Period: Buyer will, at Buyers expense and within 31 days from Effective Date ("Due Diligence Period"), determine whether the Property is suitable, in Buyer's sole and absolute discretion, for Buyer's intended use and development of the Property as specified in Paragraph 4. During the Due Diligence Period, Buyer may conduct any tests, analyses, surveys and investigations ("Inspections") which Buyer deems necessary to determine to Buyer's satisfaction the Property's engineering, architectural, environmental properties; zoning and zoning restrictions; flood zone designation and restrictions; subdivision regulations; soil and grade; availability of access to public roads, water, and other utilities; consistency with local, state and regional growth management and comprehensive land use plans; availability of permits, government approvals and licenses; compliance with American with Disabilities Act; absence of asbestos, soil and ground water contamination; and other inspections that Buyer deems appropriate to determine the suitability of the Property for Buyer's intended use and development Buyer shall deliver written notice to Seller prior to the expiration of the Due Diligence Period of Buyer's determination of whether or not the Property is acceptable. Buyer's failure to comply with this notice requirement shall constitute acceptance of the Property in its present "as is" condition. Seller grants to Buyer , its agents, contractors and assigns, the right to enter the Property during Normal business hours with an employee or an agent of the Seller during the Due Diligence Period for the purpose of conducting Inspections; provided, however, that Buyer, its agents, contractors and assigns enter the Property and conduct Inspections at their own risk. Buyer shall indemnify and hold Seller harmless from losses, damages, costs, claims and expenses of any nature, including attorneys' fees at all levels, and from liability to any person, arising from the conduct of any and all inspections or any work authorized by Buyer or Buyers Representative shall procure liability insurance satisfactory to Seller. Buyer will not engage in any activity that could result in a mechanic's lien being filed against the Property without Seller's prior written consent. In the event this transaction does not close, (1) Buyer shall repair all damages to the Property resulting from the Inspections and return the Property to the condition it was in prior to conduct of the Inspections, and (2) Buyer shall, at Buyer's expense, release to Seller all reports and other work generated as a result of the inspections. Should Buyer deliver timely notice that the Property is not acceptable, Seller agrees that Buyer's deposit shall be immediately returned to Buyer and the Contract terminated.

(c) Walk-through Inspection: Buyer may, on the day prior to closing or any other time mutually agreeable to the parties, conduct a final "walk-through" inspection of the Property determine compliance with this paragraph and to ensure that all Property is on the premises.

(d) Disclosures:

1. Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

2. Energy Efficiency: Buyer may have determined the energy efficiency rating of the building, if any is located on the Real Property.

3. Service contracts to be assumed by Buyer (see attached Schedule "B")

8. OPERATION OF PROPERTY DURING CONTRACT PERIOD: Seller will continue to operate the Property and any business conducted on the Property in the manner operated prior to Contract and will take no action that would adversely impact the Property, tenants, lenders or business, if any. Any changes, such as renting vacant space, that materially affect the Property or Buyers intended use of the Property will be permitted [X] only with Buyer's consent [ ] without Buyer's consent with the exception of any matters undertaken by Seller as a Result of the Pending Litigation.

10. DEFAULT:

(a) In the event the sale is not dosed due to any default or failure on the part of Seller other than failure to make the title marketable after diligent effort, Buyer may either (1) receive a refund of Buyer's deposit(s) or (2) seek specific performance. If Buyer elects a deposit refund, Seller will be liable to Broker for the full amount of the brokerage fee.

(b) In the event the sale is not dosed due to any default or failure on the part of Buyer , Seller may either (1) retain all deposit(s) paid or agreed to be paid by Buyer as agreed upon liquidated damages, consideration for the execution of this Contract, and in full settlement of any claims, upon which this Contract will terminate or (2) seek specific performance. If Seller retains the deposit Seller will pay the Listing and Cooperating Brokers named in Paragraph 12 fifty percent of all forfeited deposits retained by Seller (to be split equally among the Brokers) up to the full amount of the brokerage fee.

11. ATTORNEY'S FEES AND COSTS: In any claim or controversy arising out of or relating to this Contract, the prevailing party, which for purposes of this provision will include Buyer , Seller and Broker, will be awarded reasonable attorneys' fees, costs and expenses.

12. BROKERS: Neither Buyer nor Seller has utilized the services of, or for any other reason owes compensation to, a licensed real estate Broker other than:

(a) Listing Broker: John Varney

who is [ ] an agent of REMAX Premier Realty [X] a transaction broker [ ] a nonrepresentative and who will be compensated by [ ] Seller [ ] Buyer [ ] both parties pursuant to [X] a listing agreement [ ] other (specify) n/a

(b) Cooperating Broker: na

who is [ ] an agent of n/a [ ] a transaction broker [ ] a nonrepresentative and who will be compensated by [ ] Buyer [ ] Seller [ ] both parties pursuant to [X] an MLS or other offer of compensation to a cooperating broker [ ] other (specify) n/a who is [ ] an agent of n/a a transaction broker El

(collectively referred to as "Broker'" in connection with any act relating to the Property, including but not limited to inquiries, introductions, consultations and negotiations resulting in this transaction. Seller and Buyer agree to indemnify and hold Broker harmless from and against losses, damages, costs and expenses of any kind, including reasonable attorneys' fees at all levels, and from liability to any person, arising from (1) compensation claimed which is inconsistent with the representation in this Paragraph, (2) enforcement action to collect a brokerage fee pursuant to Paragraph 10, (3) any duty accepted by Broker at the request of Buyer or Seller which duty is beyond the scope of services regulated by Chapter 475, F.S., as amended, or (4) recommendations of or services provided and expenses incurred by any third party whom Broker refers, recommends or retains for or on behalf of Buyer or Seller.

13. ASSIGNABILITY; PERSONS BOUND: This Contract may be assigned to a related entity, and otherwise [ ] is not assignable [X] is assignable only up to 31 days from the effective date. The terms "Buyer," "Seller" and "Broker" may be singular or plural. This Contract is binding upon Buyer , Seller and their heirs, personal representatives, successors and assigns (if assignment is permitted).
/s/ signed	/s/ TA

14. OPTIONAL CLAUSES: (Check if any of the following clauses are applicable and are attached as an addendum to this Contract):

[ ] Arbitration	[ ] Seller Warranty	[ ] Existing Mortgage
[ ] Section 1031 Exchange	[ ] Coastal Construction Control Line	[X] Other Attached Addendum
[ ] Property Inspection and Repair	[ ] Flood Area Hazard Zone	[X] Other Buyers Financial Addendum
[ ] Seller Representations	[ ] Seller Financing	[X] Other Suitability "A" "B"

15. MISCELLANEOUS: The terms of this Contract constitute the entire agreement between Buyer and Seller . Modifications of this Contract will not be binding unless in writing, signed and delivered by the party to be bound. Signatures, initials, documents referenced in this Contract counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail , over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue; to be fully effective.

This Contract will be construed under Florida law and will not be recorded in any public records. Delivery of any written notice to any party's agent will be deemed delivery to that party.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING. BROKER ADVISES BUYER AND SELLER TO VERIFY ALL FACTS AND REPRESENTATIONS THAT ARE IMPORTANT TO THEM AND TO CONSULT AN APPROPRIATE PROFESSIONAL FOR LEGAL ADVICE (FOR EXAMPLE, INTERPRETING CONTRACTS, DETERMINING THE EFFECT OF LAWS ON THE PROPERTY AND TRANSACTION, STATUS OF TITLE, FOREIGN INVESTOR REPORTING REQUIREMENTS, ETC.) AND FOR TAX, PROPERTY CONDITION, ENVIRONMENTAL AND OTHER SPECIALIZED ADVICE. BUYER ACKNOWLEDGES THAT BROKER DOES NOT OCCUPY THE PROPERTY AND THAT ALL REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) BY BROKER ARE BASED ON SELLER REPRESENTATIONS OR PUBLIC RECORDS UNLESS BROKER INDICATES PERSONAL VERIFICATION OF THE REPRESENTATION. BUYER AGREES TO RELY; SOLELY ON SELLER PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF THE PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE.

DEPOSIT RECEIPT: Deposit of $ 30, 000 by [X] check [ ] other n/a received on

March 28, 2003 by /s/ signed Remax to Dale Jackson

Signature of Escrow Agent

Additional Terms Agreed to By Parties

1. Escrow Shall be deposited within 2 days of acceptance of said contract.

2. Section 3 Buyer or Seller may cancel contract with prompt notice from seller or buyer as the case may be.

3. Section 4 see permitted exceptions schedule A. Evidence of title at sellers expense within 10 days after expiration of due diligence period.

4. Section 7 Buyers due diligence is during normal business hours with an employee or agent of the seller when entering the property. Any inspection work to be done by buyer, buyer or buyer representative shall procure liability insurance satisfactory to the seller to hold seller harmless. Seller further discloses as attached "B" service contracts to be assumed by buyer at closing.

5. Section 8 with buyers consent with the exception of any matters undertaken by seller as to a result of the pending litigation.

6. Section 9 is removed.

7. Section 13 Assignability of the contract only up to 31 days from the effective date.

OFFER: Buyer offers to purchase the Property on the above terms and conditions. Unless acceptance is signed by Seller and a signed copy delivered to Buyer or Buyer's agent no later than 8: 00 [ ] a.m. [X] p.m. on April 03, 2003
Buyer may revoke this offer and receive a refund of all deposits.	/s/ signed	/s/ TA
BUYER /s/ Tyler Allen	DATE 3-26-03

Tyler Allen

ACCEPTANCE: Seller accepts Buyer's offer and agrees to sell the Property on the above terms and conditions ( [ ] subject to the attached counter offer)
SELLER /s/ signed	DATE 4-01-03

LHTW Properties Inc.

The Florida Association of REALTORS makes no representation as to the legal validity or adequacy of any provision of this form in any specific transaction. This standardized form should not be used in complex transactions or with extensive riders or additions. This form is available for use by the entire real estate industry and is riot intended to identify the user as a REALTOR. REALTOR is a registered collective membership mark which may be used only by real estate licensees who are members of the NATIONAL ASSOCIATION OF REALTORS and who subscribe to its Code of Ethics.

PREPARED BY AGENT: John G. Varney, Realtor and Certified Finance Specialist

CC-2, Commercial Contract. Florida Association of REALTORS

(C)1997 Florida Association of REALTORS (R)

RealFA$T(R) Software, (C)2003, Version 6.12. Software Registered to: John G. Varney, REMAX Premier Realty

The copyright laws of the United States (17 U.S. Code) forbid the unauthorized reproduction of this form by any means including facsimile or cornputerized forms.

WILDWOOD ESTATES LEGAL DESCRIPTION

The NE 1/4 of the SW 1/4 and the S 1/2 of the NW 1/4 of the SW 1/4 and the N 1/2 of the NW 1/4 of the SW 1/4, less 5 acres off the West end thereof; and also a tract of land commencing 120 yards East of the SW corner of the SW 1/4 of the NW 1/4 of ss 21 and running thence East to Shore of Lake Okahumpka, thence Northerly along that shore to what was formerly J.M. Wilhelm's landline, or the East and West centerline of SE 1/4 of the NW 1/4 of ss 21, thence West to a point 120 yards East of the West line of ss 21, thence South 220 yards to the Point of Beginning, being a part of the SE 1/4 of the NW 1/4, all the ss 21, Township 19 South, Range 23 East, Sumter County, Florida; LESS that part lying Southwesterly of the Northeasterly Right-of-Way line of the Florida Sunshine State Parkway;

PLUS that part of the W 1/2 of the W 1/2, ss 16, Township 19 South, Range 23 East, lying South of the State Road 44; and the NW 1/4 of the NW 1/4, ss 21, Township 19 South, Range 23 East, and the W Y1/2 of the NE 1/4 of the NW 1/4, ss 21, Township 19 South, Range 23 East, and the N 1/2 of the SE 1/4 of the NW 1/4, ss 21, Township 19 South, Range 23 East, and the East 1,000 feet of the N 1/2 of the SW 1/4 of the NW 1/4, ss 21, Township 19 South, Range 23 East, Sumter County, Florida;

LESS following portions of HEARTY HOST LAKE RESORT SUB-DIVISION, Plat Book 3, pages 57-57A, Public Records of Sumter County, Fla.:

Block A, Lots 1, 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14 and TRACT B; Block B, Lots 1-3, 5-10, 12-20; Block C, Lots 1-4, 6-11, and following part of Lot 5; Begin at the SW corner of Lot 5, thence S 71 57'40" E 103.02 feet to the intersection with the East boundary of Lot 5, said point being on a non-tangent 60.00 foot radius curve concave to the Southeast, to which point a radial bears N 49 02'03" W, thence Southwesterly along and with said curve and said East boundary, a cord bearing a distance of S 33 42'08" W, 15.17 feet to the Southeast corner of Lot 5, thence N 63 33'40" W Along the South boundary of Lot 5, 100 feet to the Point of Beginning; Block D, Lots 1-9;

AND LESS following portions of WATER WHEEL ADULT MOBILE HOME COMMUNITY & R.V. PARK, UNIT NO. 1, Plat Book 4, page 40, Public Records of Sumter County, Fla.:

Block D, Lots 10-17; Block E, Lots 1-8, 10-16; Block F, Lots 1-8; the following part of Lots 9-10, Block F, and the following part of the E 1/2 of the NW 1/4 of the SW 1/4 of s.s. 16: from the NW corner of Lot 9, run N 89 38'01" E 120.44', thence S 00 03'32"E 145.00 feet, thence S 89 38'01" W 60.44 feet, thence N 00 03'32" W 117.50 feet, thence S 89 38'01" W 60.00 feet, thence N 0 03'40" W 27.5' to the Point of Beginning;

AND LESS following portions of HERITAGE WOOD 'N LAKES ESTATES, Plat Book 4, pages 61-61A, Public Records of Sumter County, Florida:

Block A, Lots 5-10; Block B, Lot 1; Block C, Lots 1, 2, 3, 4, 6, 7, 9, 10, 12, 13, 14, 15, 17, 19, 20, 22-25, 31-35, 37, 38, 39;

AND LESS the following portions of HEARTY HOST LAKE RESORT, UNIT NO. 2, Plat Book 4, pages 62-62A, Public Records of Sumter County, Florida:

Block A, Lots 3-6;

AND LESS following portions of WATER WHEEL ADULT MOBILE HOME COMMUNITY & R.V. PARK, UNIT NO. 2, Plat Book 4, pages 63-63A, Public Records of Sumter County, Florida:

Block A, Lot 1;

Which lands conveyed herein are under the following tax folios:

G 16 - 003	G 16A-002	# G 1613-300
G 21 - 001	G 16A-100	# G 16D-007
G 21 - 003	G 16A-400	# G 16E-100

Schedule "A"

LIST OF EXCEPTIONS

LHTW PROPERTIES., INC.
1.

Restrictions, conditions, reservations, easements and other matters contained on the Plat of Hearty Host Lake Resort, as recorded in Plat Book 3, pages 57 and 57A, public records of Sumter County, Florida.

2.

Restrictions, conditions, reservations, easements and other matters contained on the Plat of Water Wheel Adult Mobile Home Community and R.V. Park Unit No. 1, as recorded in Plat Book 4, page 40, public records of Sumter County, Florida.

3.

Restrictions, conditions, reservations, easements and other matters contained on the Plat of Heritage Wood 'N Lakes Estates, as recorded in Plat Book 4, pages 61 and 61A, public records of Sumter County, Florida.

4.

Restrictions, conditions, reservations, easements and other matters contained on the Plat of Hearty Host Lake Resort Unit 2, as recorded in Plat Book 4, pages 62 and 62A, public records of Sumter County, Florida.

5.

Restrictions, conditions, reservations, easements and other matters contained on the Plat of Water Wheel Adult Mobile Home Community and R.V. Park Unit No. 2, as recorded in Plat Book 4, pages 63 and 63A, public records of Sumter County, Florida.

6.	Easement in favor of Sumter Electric Cooperative, Inc., contained in instrument recorded in O.R. Book 54, page 383, public records of Sumter County, Florida.
7.	Easement in favor of American Telephone and Telegraph Company contained in instrument recorded in O.R. Book 84, page 782, public records of Sumter County, Florida.
8.	Easement in favor of Sumter Electric Cooperative, Inc., contained in instrument recorded in O.R. Book 104, page 444, public records of Sumter County, Florida.
9.	Easement in favor of Sumter Electric Cooperative. Inc., contained in instrument recorded in O.R. Book 125, page 706, public records of Sumter County, Florida.
10.

Covenants, conditions and restrictions recorded December 30, 1974, in O.R. Book 159, page 670, and Amendments recorded in O.R. Book and pages: 330/216; 463/119; 502/443; and 502/493, public records of Sumter County, Florida.

11.	County Improvement Agreement recorded in O.R. Book 162, page 90, public records of Sumter County, Florida.
12.

Covenants, conditions, and restrictions recorded August 8, 1980, in O.R. Book 234, page 214, and Amendments recorded in O.R. Books and Pages: 330/212 and 463/106, public records of Sumter County, Florida

13.	Declaration and Agreement recorded in O.R. Book 434, page 201, public records of Sumter County, Florida.
14.	Agreement recorded in O.R. Book 434, page 350, public records of Sumter County, Florida.
15.	Declaration and Agreement recorded in O.R. Book 434, page 205, public records of Sumter County, Florida.
16.	Covenants, conditions and restrictions recorded August 8, 1991, in O.R. Book 435, page 414, public records of Sumter County, Florida, and/or assessments.
17.	Easement for Ingress and Egress recorded in O.R. Book 474, page 680, public records of Sumter County, Florida.
18.	Order Approving Class Action Settlement recorded in O.R. Book 617, page 315, public records of Sumter County, Florida.
19.	Consent Final Judgment recorded in O.R. Book 621, page 470 public records of Sumter County, Florida.
20.	Agreement recorded in O.R. Book 776, page 406, Addenda recorded in O.R. Books and pages: 776/427 and 791/638, public records of Sumter County, Florida.
21.	Unrecorded leases, if any.

Schedule "B"
1.	Time Warner - Cable Television Contract
2.	Seco - Electrical utilities
3.	City of Wildwood - Water and sewer for common areas
4.	Waste Management - Garbage pickup
5.	American Ecosystems, Inc. - Water management treatment
6.	AT&T - Telephone
7.	Sprint - Telephone
8.	Suburban Propane
9.	Auto Owners Insurance - Insurance
10.	Everest National - Workmen's Compensation
11.	Professional Turf - Pool care
12.	Employees	- Sandy Pumphrey -	Office Manger - Salary
		- Betty Sullivan -	Janitor - Hourly
		- Bennie Srickland -	Maintenance - Hourly
		- James Beasley -	Maintenance - Hourly

ADDENDUM TO CONTRACT FOR SALE AND PURCHASE
Buyer:	Tyler Allen
Seller:	LHTW Properties, Inc.
Date:	April 1, 2003

The following provisions are hereby incorporated into the foregoing Commercial Contract (the "Form Contract"). The Form Contract and the Addendum shall hereinafter be referred to collectively as the "Contract." Where there is a conflict between the following terms and the Form Contract, this Addendum shall govern.

1. Buyer's Financials Contingency Period. Within two (2) business days after the date upon which both Seller and Buyer execute the Contract, Buyer shall deliver to Seller copies of the following (collectively, "Buyer's Financials"): (a) Buyer's current financial statement, (b) Buyer's tax returns for the preceding two (2) calendar years, and (c) the name and contact information for an official at Buyer's primary banking institution ("Buyer's Bank") with whom Seller can confirm Seller's ability to purchase, and/or finance the purchase of, the Property. Seller shall have three (3) business days (the Buyer's Financials Contingency Period") after Seller's receipt of Buyer's Financials to review all written materials and contact Buyer's Bank, as Seller deems necessary to determine the feasibility of Buyer's financing of the acquisition of the Property. If, based upon Buyer's Financials, Seller determines not to proceed with the transaction contemplated by the Contract, Seller must so notify Buyer and Broker in writing on or before the end of the Buyer's Financials Contingency Period. In the vent no such notice is timely provided, then Seller thereafter waives its right to terminate the Contract under this Section.

2. Effective Date. Anything to the contrary contained herein notwithstanding, the effective date (the "Effective Date") of the Contract shall be the date immediately following the date upon which the Buyer's Financials Contingency Period expires.

3. Pending Litigation. Anything to the contrary contained herein notwithstanding, Buyer hereby acknowledges that (a) Seller is currently in litigation (the "Pending Litigation") with certain members of the homeowners' association for the lots located within that certain mobile home subdivision known as "Wildwood Estates", (b) such litigation will most likely not be settled or otherwise resolved prior to Closing, (c) Buyer agrees that such litigation shall not constitute a cloud on Seller's title and, at Closing, Buyer shall take title subject to such litigation, (d) Seller, at Seller's cost, shall continue to defend such litigation, and (e) Buyer accepts no liability or obligation to pay or in any way be responsible for any obligations arising out of such litigation, (f) Buyer agrees to cooperate with the Seller during the Pending Litigation. This section shall survive the Closing.

4. Buyers Assumption Obligation, Service Contracts and Other Agreements. It is expressly understood and agreed that Buyer shall assume on the Closing Date, and thereafter in due course shall pay and fully satisfy according to their terms, the liabilities and obligations of Seller relating to the Property and set forth on Schedule B attached hereto. At Closing, Buyer shall execute all documents necessary to implement such assumption. This Section shall survive the Closing.

5. City of Wildwood Agreement. The Seller has entered into an agreement with the City of Wildwood which requires payment for connection fees to the City of Wildwood. The payments must be made upon the sale of the property. A copy of the agreement will be provided during the due diligence period. The Seller will agree to pay the City of Wildwood the connection fees or provide the Buyer with an indemnity clause for such fees which would exclude the Buyer from said liability owed to the City of Wildwood as a result of the agreement.

6. Permitted Title Exceptions. The Form Contract confirms that title to the Property is subject to certain permitted title exceptions, some, if not all are listed hereto in Schedule A. Copies of all items referenced on Schedule A will be provided to Buyer during the Due Diligence Period.

7. Lot Owners Right to Purchase The Lot Owners at Wildwood Estates have the right to purchase the Property pursuant to s.723.074 F.S.

BUYER:
/s/ Tyler Allen
Tyler Allen
Date: April 2, 2003

SELLER:
LHTW Properties, Inc.
By: /s/ signed
Date: April 1, 2003